Exhibit (a)(1)(A)

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SOCKET MOBILE, INC.

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OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS

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This document constitutes part of the prospectus relating to the Socket Mobile, Inc. 2004 Equity Incentive Plan,
1999 Nonstatutory Stock Option Plan and Amended and Restated 1995 Stock Plan covering securities that have been registered under the Securities Act of 1933.

June 3, 2010

SOCKET MOBILE, INC.
Offer to Exchange Certain
Outstanding Stock Options for New Stock Options

_________________________

This offer and withdrawal rights will expire at 5:00 p.m., Pacific Time, on July 1, 2010 unless we extend them.

_________________________

By this offer ("Offer to Exchange" or the "Offer"), we are giving you the opportunity to exchange certain of your outstanding stock options granted under the Socket Mobile, Inc. 2004 Equity Incentive Plan, the 1999 Nonstatutory Stock Option Plan or the Amended and Restated 1995 Stock Plan, (together, the "Plans"), whether vested or unvested, for new options to purchase shares of our Common Stock ("New Options"). An option is deemed to be an "Eligible Option" if it is outstanding and unexercised and was granted prior to January 1, 2009. All U.S. employees, Executive Officers, Directors and consultants of Socket Mobile, Inc. (collectively referred to as "Eligible Participants" or "you") holding Eligible Options may participate in this Offer if you remain an employee, Executive Officer, Director or consultant through the date of grant for New Options.

The Offer will expire at 5:00 p.m. Pacific Time on July 1, 2010 unless we extend the date (such date of expiration, the "Expiration Date"). Eligible Participants may tender Eligible Options on or prior to the Expiration Date and receive New Options. Each New Option will be granted under and subject to the terms of the 2004 Equity Incentive Plan and also will be subject to a new option agreement between you and Socket Mobile, Inc. (the "Company," "Socket Mobile," "we," "our," or "us").

If you participate in this Offer, the New Option(s) you receive in exchange for your Eligible Option(s) will be exercisable for the same number of shares as the unexercised portion of the exchanged Eligible Option(s). All New Options will have an exercise price equal to the closing price of our Common Stock on the Expiration Date (the "New Option Grant Date"). We expect the New Option Grant Date to be July 1, 2010. If the Expiration Date of the Offer is extended, then the New Option Grant Date will be similarly extended.

The New Options will be unvested as of the New Option Grant Date, regardless of the extent to which the exchanged Eligible Options were vested, and will be subject to an additional twenty-four (24) months of vesting for fully vested Eligible Options, or the greater of twelve (12) months after the current vesting expiration date or twenty-four (24) months for Eligible Options not fully vested as of the Cancellation Date. The New Options will vest in equal monthly installments over the new vesting period. Vesting is subject to your continued service to us through each vesting date. Your participation in this Offer and the receipt of New Options does not provide any guarantee or promise of continued service with Socket Mobile.

Our Common Stock is traded on the Nasdaq Capital Market under the symbol "SCKT." On June 1, 2010, the closing price of our Common Stock was $2.74 per share. You should evaluate current market quotes for our Common Stock, among other factors, before deciding to participate in this Offer.

See "Risks of Participating in the Offer" beginning on page 11 for a discussion of risks that you should consider before participating in this Offer.

IMPORTANT

In order to participate in this Offer, you must complete and sign the enclosed Election Form, and either fax it to David W. Dunlap at (510) 933-3104 or hand deliver it to David W. Dunlap at our main offices at 39700 Eureka Drive, Newark, CA 94560 to arrive before 5:00 p.m., Pacific Time, on July 1, 2010, unless the Offer is extended. Only documents that are complete, signed and actually received by Mr. Dunlap by the deadline will be accepted. Submitting documents by interoffice or U.S. mail (or other post) and by Federal Express (or similar delivery service) is not permitted.

Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state or foreign securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

You should direct questions about this Offer or requests for additional copies of this Offer to Exchange document and the other Offer documents to David W. Dunlap our Chief Financial Officer, at:

Socket Mobile, Inc.
39700 Eureka Drive
Newark, CA 94560
(510) 933-3035 (Direct)
(510) 933-3000 (Main)
E-mail: dave@socketmobile.com

We recommend that you discuss the personal tax consequences of this Offer with your financial, legal and/or tax advisors.

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the New Options in any jurisdiction where the Offer is not permitted. However, we may, at our discretion, take actions necessary for us to make an offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown on the first page of this Offer to Exchange. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS	2

RISKS OF PARTICIPATION IN THE OFFER	11

THE OFFER	23

1. Eligibility	23

2. Participation in Exchange; Number of Shares Subject to New Options; Expiration Date	23

3. Purpose of the Offer	24

4. Procedures for electing to exchange options	25

5. Withdrawal rights and change of election	27

6. Acceptance of options for exchange and issuance of New Options	27

7. Conditions of the Offer	28

8. Price range of shares underlying the options	30

9. Source and amount of consideration; terms of New Options	31

10. Information concerning Socket Mobile	35

11. Interests of Directors and Executive Officers; transactions and arrangements concerning the options	35

12. Status of options acquired by us in the Offer; accounting consequences of the Offer	37

13. Legal matters; regulatory approvals	37

14. Material U.S. federal income tax consequences	37

15. Extension of Offer; termination; amendment	39

16. Fees and expenses	40

17. Additional information	40

18. Financial statements	41

19. Miscellaneous	41

SCHEDULE A Information Concerning the Directors and Executive Officers of Socket Mobile	A-1

SCHEDULE B Financial Statements of Socket Mobile	B-1

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. You should carefully read this entire Offer to Exchange, and the enclosed Election Form, together with the associated instructions and agreement to the terms of the election. This Offer is made subject to the terms and conditions of these documents as they may be amended. The information in this Summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other Offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

Terms Used in This Offer

  "Cancellation Date" refers to the same U.S. business day as the Expiration Date. This is the date when Exchanged Options will be cancelled. We expect that the Cancellation Date will be July 1, 2010. If the Expiration Date is extended, then the Cancellation Date will be similarly extended.

  "Director" refers to a member of the Board of Directors of Socket Mobile.

  "Eligible Options" refers to the outstanding and unexercised stock options to purchase our Common Stock that were granted prior to January 1, 2009.

  "Eligible Participants" refers to all U.S. employees, Executive Officers, Directors and consultants of Socket Mobile, Inc. who hold Eligible Options and who remain employees, Executive Officers, Directors or consultants through the Cancellation Date and New Option Grant Date.

  "Exchanged Options" refers to the options exchanged pursuant to this Offer.

  "Executive Officers" refers to those officers of Socket Mobile listed on Schedule A to this Offer to Exchange, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  "Expiration Date" refers to the date that this Offer expires. We expect that the Expiration Date will be July 1, 2010, at 5:00 p.m., Pacific Time. We may extend the Expiration Date at our discretion. If we extend the Offer, the term "Expiration Date" will refer to the time and date at which the extended Offer expires.

  "New Option Grant Date" refers to the date when New Options will be granted. The New Option Grant Date will be the same U.S. business day as the Expiration Date. We expect that the New Option Grant Date will be July 1, 2010. If the Expiration Date is extended, then the New Option Grant Date will be similarly extended.

  "New Options" refers to the options issued pursuant to this Offer that replace the Exchanged Options. The New Options will be granted on the New Option Grant Date under and subject to the terms of the 2004 Equity Incentive Plan and a new option agreement between you and Socket Mobile.

  "Offering Period" refers to the period from the commencement of this Offer to the Expiration Date. This period commenced on June 3, 2010 and will end at 5:00 p.m., Pacific Time, on July 1, 2010 unless extended.

  "Offer to Exchange" refers to this Offer to Exchange Certain Outstanding Stock Options for New Stock Options.

  "Plans" refer to the Socket Mobile, Inc. 2004 Equity Incentive Plan, the 1999 Nonstatutory Stock Option Plan, and the Amended and Restated 1995 Stock Plan.

  "Socket Mobile" refers to Socket Mobile, Inc.

Questions and Answers

Q1.	Why is Socket Mobile making this Offer?

A1.	We believe that this Offer will foster retention of our valuable employees and better align the interests of our employees, officers, directors and consultants with our stockholders to maximize stockholder value. We issued the currently outstanding stock options to attract and retain the best available personnel and to provide additional incentives to our personnel. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being "underwater." By making this Offer, we intend to provide Eligible Participants with the opportunity to own New Options that over time may have a greater potential to increase in value. (See Section 3 of "The Offer" below.)

Q2.	Who may participate in this Offer?

A2.	You may participate in this Offer if you are an Eligible Participant. You are an "Eligible Participant" if you are a U.S. employee, Executive Officer, Director or consultant of Socket Mobile at the time of this Offer, you remain an Eligible Participant through the New Option Grant Date, and you hold Eligible Options through the Cancellation Date. (See Section 1 of "The Offer" below.)

Q3.	Which options are eligible for exchange?

A3.	All options granted under the Plans prior to January 1, 2009, whether vested or unvested, that are outstanding immediately prior to the cancellation of the Eligible Options are eligible for exchange. If a particular option expires after the commencement of this Offer, but before the New Option Grant Date, that option is not eligible for exchange. (See Section 2 of "The Offer" below.)

Q4.	Are there circumstances under which I would not be granted New Options?

A4.	Yes. If, for any reason, you are no longer an employee, Executive Officer, Director or consultant of Socket Mobile on the New Option Grant Date, you will not receive any New Options. (See Section 1 of "The Offer" below.)

Even if we accept your Exchanged Options, we will not grant New Options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting New Options as a result of changes in SEC or Nasdaq rules. However, we do not anticipate any such prohibitions at this time. (See Section 13 of "The Offer" below.)

Q5.	How do I participate in this Offer?

A5.	If you choose to participate in this Offer, you must do the following before 5:00 p.m., Pacific Time, on July 1, 2010, unless we extend the Offer:

	1.	Properly complete and sign the enclosed Election Form.

	2.	Deliver the properly completed and signed Election Form to David W. Dunlap either via facsimile at (510) 933-3104, or by hand delivery to David W. Dunlap at Socket Mobile, Inc., 39700 Eureka Drive, Newark, CA 94560.

To help you recall your outstanding Eligible Option grants and give you the information that you need to make an informed decision, we will provide you with a summary of your outstanding Eligible Options.

This is a one time offer and we will strictly enforce the Offering Period. We reserve the right to reject any option tendered for exchange that we determine it is unlawful to accept or its Election Form is not in the appropriate form. Subject to the terms and conditions of this Offer, we will accept and exchange all properly tendered options promptly after the expiration of this Offer. (See Section 4 of "The Offer" below.)

We may extend this Offer. If we extend this Offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.

The delivery of all documents, including Election Forms, is at your risk. Only documents that are complete, signed and actually received by David W. Dunlap by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your Election Form by e-mail or U.S. mail dated or postmarked within two (2) U.S. business days of the receipt of your Election Form. If you have not received an e-mail or letter confirmation, we recommend that you confirm that we have received your Election Form. (See Section 4 of "The Offer" below.)

Q6.	Am I required to participate in this option exchange?

A6.	No. Acceptance of this Offer and participation in the option exchange is completely voluntary. To help you determine your outstanding Eligible Options and give you the information that you need to make an informed decision, we will provide you with a summary listing all of your Eligible Options. (See Section 2 and Section 14 of "The Offer" below.)

Q7.	How many shares will the New Options I receive be exercisable for?

A7.	Subject to the terms of this Offer and our acceptance of your properly tendered options, each Exchanged Option to purchase one (1) share of our Common Stock will be replaced with a New Option to purchase one (1) share of our Common Stock.

Q8.	What will be the exercise price of my New Options?

A8.	The exercise price per share of all New Options will be equal to the closing price of our Common Stock as reported on the Nasdaq Capital Market on the New Option Grant Date, which is expected to be July 1, 2010. We cannot predict the exercise price of the New Options. (See Section 9 of "The Offer" below.)

Q9.	When will my New Options vest and be exercisable?

A9.	The New Options will be unvested as of the New Option Grant Date and will be subject to a new vesting schedule based on the remaining vesting period of each of your Exchanged Options, regardless of whether your Exchanged Options were wholly or partially vested. If your Exchanged Option is fully vested on the Cancellation Date, your New Option will be subject to an additional twenty-four (24) months of vesting. If an Exchanged Option is not fully vested as of the Cancellation Date, the New Option will be subject to an additional number of months of vesting equal to the longer of (x) two (2) years from the New Option Grant Date and (y) the period commencing on the New Option Grant Date and ending on the date one (1) year after the original vesting completion date of the Exchanged Option. If an Exchanged Option is fully vested on the Cancellation Date, or your New Option is subject to the additional number of months of vesting pursuant to (x) above, then your New Option will vest in equal monthly installments on the same day of each month as the New Option Grant Date, subject to your continued service to Socket Mobile through each relevant vesting date. If an Exchanged Option is not fully vested on the Cancellation Date and the New Option is subject to the additional number of months of vesting pursuant to (y) above, then the New Option will vest on the same day of each month as the original vesting completion date, subject to your continued service to Socket Mobile through each relevant vesting date. As a result, if your service with us terminates (for any reason or no reason) before your New Options are fully vested, the unvested portion of your New Options will expire, and you will not be able to exercise that portion of your New Options. (See Section 9 of "The Offer" below.)

Examples

Assuming the Offer to Exchange expires and New Options are granted on July 1, 2010:

  If your Exchanged Option was fully vested as of the Cancellation Date of July 1, 2010, then your New Option will be entirely unvested upon grant and will vest in twenty-four (24) equal monthly installments on the first day of each month thereafter rounded to the nearest whole share, such that your New Option will be fully vested on July 1, 2012, subject to your continued service to Socket Mobile through each vesting date.

  If your Exchanged Option was only partially vested as of the Cancellation Date and would not be fully vested until, for example, February 26, 2011 (i.e., the original vesting completion date), then, your New Option will be entirely unvested upon grant and will vest in twenty-four (24) equal monthly installments on the first day of each month thereafter, rounded to the nearest whole share, such that your New Option will be fully vested on July 1, 2012, subject to your continued service to Socket Mobile through each vesting date. (This period is the longer of (x) two (2) years from the New Option Grant Date (i.e., July 1, 2012) and (y) the period commencing on the New Option Grant Date and ending on the date one (1) year after the original vesting completion date of the Exchanged Option (i.e., February 26, 2012).)

  If your Exchanged Option was only partially vested as of the Cancellation Date and would not be fully vested until, for example, November 3, 2012 (i.e., the original vesting completion date), then, your New Option will be entirely unvested upon grant and will vest in equal monthly installments on the third of each month thereafter, rounded to the nearest whole share, such that your New Option will be fully vested on November 3, 2013, subject to your continued service to Socket Mobile through each vesting date. (This period is the longer of (x) two (2) years from the New Option Grant Date (i.e., July 1, 2012) and (y) the period commencing on the New Option Grant Date and ending on the date one (1) year after the original vesting completion date of the Exchanged Option (i.e., November 3, 2013).)

Q10.	If I participate in this Offer, do I have to exchange all of my Eligible Options?

A10.	No. You may pick and choose which of your outstanding Eligible Options you wish to exchange. If you hold more than one Eligible Option, you may choose to exchange one or more of such options without having to exchange all of your Eligible Options. However, if you elect to participate in this Offer, you must exchange the entire outstanding and unexercised portion of any particular Eligible Option that you choose to exchange, including any Eligible Options which are legally, but not beneficially, owned by you. This means that you may not elect to exchange only some of the shares covered by any particular Eligible Option. However, you may elect to exchange the remaining portion of any Eligible Option that you have already partially exercised.

For example and except as otherwise described below, if you hold (1) an Eligible Option to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option to purchase 1,000 shares, and (3) an Eligible Option to purchase 2,000 shares, you may elect to exchange:

  The first Eligible Option, covering the entire remaining 300 shares,

  The second Eligible Option, covering 1,000 shares,

  The third Eligible Option, covering 2,000 shares,

  One, two or all three of your three Eligible Options, or

  None of your Eligible Options.

These are your only choices in the above example. You may not elect, for example, to exchange your first Eligible Option with respect to only 150 shares (or any other partial amount) under that option or less than all of the shares under the second or third options. (See Section 2 of "The Offer" below.)

Q11.	What happens if I have an Eligible Option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A11.	If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Participant beneficially owns a portion of that Eligible Option, you may accept this Offer with respect to the entire remaining outstanding portion of the Eligible Option. As you are the legal owner of the Eligible Option, Socket Mobile will respect an election properly made by you, but will not be responsible to you or the beneficial owner of the Eligible Option for any errors made by you with respect to such an election. (See Section 2 of "The Offer" below.)

Q12.	When will my Exchanged Options be cancelled?

A12.	Your Exchanged Options will be cancelled on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be July 1, 2010 unless the Offering Period is extended. (See Section 6 of "The Offer" below.)

Q13.	Once I surrender my Exchanged Options through a properly and timely submitted Election Form, is there anything I must do to receive the New Options?

A13.	Once your Election Form has been accepted and your Exchanged Options have been surrendered and cancelled pursuant to the terms of the Offer, there is nothing that you must do to receive your New Options. You do not need to return any option agreements as they will automatically be cancelled when we accept your Eligible Options for exchange. We expect that the New Option Grant Date will be July 1, 2010. In order to vest in the shares covered by the New Option, you will need to remain an employee or service provider of Socket Mobile through the applicable monthly vesting dates, as described in Q&A 9. (See Section 1 of "The Offer" below.)

Q14.	When will I receive the New Options?

A14.	We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date will be July 1, 2010. If the Expiration Date is delayed, the New Option Grant Date will be similarly delayed. If you are granted New Options, we will provide you with your new option agreement shortly after the New Option Grant Date. (See Section 6 of "The Offer" below.)

Q15.	Can I exchange shares of Socket Mobile Common Stock that I acquired upon a previous exercise of Socket Mobile options?

A15.	No. This Offer relates only to outstanding Socket Mobile options. You may not exchange shares of Socket Mobile Common Stock in this Offer. (See Section 2 of "The Offer" below.)

Q16.	Will I be required to give up all of my rights under the cancelled options?

A16.	Yes. Once we have accepted your Exchanged Options in the Offer, your Exchanged Options will be cancelled, and you will no longer have any rights under those options. We intend to cancel all Exchanged Options on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be July 1, 2010. (See Section 6 of "The Offer" below.)

Q17.	Will the terms and conditions of my New Options be the same as my Exchanged Options?

A17.	The terms and conditions of your New Options may differ from the terms and conditions of your Exchanged Options, but such changes generally will not substantially and adversely affect your rights, except that your New Options will have a different exercise price and will have a new vesting schedule. In addition, as discussed in Q&A 22, some of your Exchanged Options that are Incentive Stock Options may be exchanged for New Options that are nonstatutory stock options. (See Section 9 of "The Offer" below.)

Your New Options will be granted under and subject to the terms and conditions of the 2004 Equity Incentive Plan and a new option agreement between you and Socket Mobile. The current forms of option agreement for grants made under the 2004 Equity Incentive Plan are filed (or incorporated by reference) as exhibits to the Tender Offer Statement on Schedule TO that we have filed with the SEC relating to this Offer (the "Schedule TO") and are available on the SEC website at www.sec.gov. In addition, if your Exchanged Options were not granted under the same stock plan under which your New Options are granted, your New Options may have some additional terms that differ from those that applied to your Exchanged Options - for instance, the treatment of awards in the event of a change in control of Socket Mobile might differ. Please see Section 9 of "The Offer" below for a fuller discussion of these differences.

Q18.	What happens to my options if I choose not to participate or if my Eligible Options are not accepted for exchange?

A18.	If we do not receive your Election Form by the deadline, you choose not to participate, or we do not accept your Eligible Options under this Offer, your Eligible Options will (i) remain outstanding until they are exercised or cancelled or expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule, and (iv) retain their current term. (See Section 6 of "The Offer" below.)

Q19.	Under what circumstances would Socket Mobile not accept my Eligible Option tendered for exchange?

A19.	We currently expect that we will accept promptly after the Expiration Date all Eligible Options for which Election Forms are timely and properly completed, signed and submitted and have not been validly withdrawn. We may, however, reject any Election Form or any Eligible Options tendered for exchange that we determine are not in appropriate form, are unlawful to accept or to the extent that any condition described in Section 7 of "The Offer" makes it inadvisable in our reasonable judgment to proceed with this Offer. (See Sections 4, 5, 6 and 7 of "The Offer" below.)

Q20.	How will Socket Mobile determine whether an Eligible Option has been properly tendered?

A20.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of the documents you submit to accept the Offer for any of your Eligible Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or any Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn, subject to the terms of this Offer. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any Election Form, and we will not incur any liability for failure to give any notice. (See Section 4 of "The Offer" below.)

Q21.	Will I have to pay taxes if I participate in the Offer?

A21.	If you participate in the Offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the New Option Grant Date. However, you normally will have taxable income when you exercise your New Options or when you sell the shares you receive upon exercise. (See Section 14 of "The Offer" below.)

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this Offer.

Q22.	Will my New Options be Incentive Stock Options or nonstatutory stock options for U.S. tax purposes?

A22.	The New Options will generally be of the same type (for U.S. tax purposes) as the Eligible Options you tender for exchange. If the Eligible Option you tender for exchange is a nonstatutory stock option, the New Option you receive in its place will likewise be a nonstatutory stock option. If the Eligible Option you tender for exchange is an Incentive Stock Option, the New Option you receive in its place will likewise be an Incentive Stock Option to the maximum extent permitted by law. Note, however, that to the extent that the aggregate fair market value (determined as of the New Option Grant Date) of the shares of our Common Stock subject to your Incentive Stock Options that become exercisable during any calendar year exceeds $100,000, such excess portion will not constitute an Incentive Stock Option and will instead be treated as a nonstatutory stock option.

You should also note that in order to receive favorable tax treatment for Incentive Stock Options, the shares subject to the New Option must be held more than two (2) years after the New Option Grant Date and more than one (1) year after you exercise the New Option. Because the New Options will be deemed a completely new grant for purposes of the Incentive Stock Option rules, employees will not receive any credit for the time during which they held their Exchanged Options. As a result, in order for the new Incentive Stock Options to be eligible for favorable U.S. federal tax treatment, you must wait to sell any shares you receive upon exercise of your new Incentive Stock Option until the passage of more than two (2) years from the New Option Grant Date and more than one (1) year after you exercise the New Option. If these holding periods (and all other Incentive Stock Option requirements) are met, the excess of the sale price of the New Option shares over the exercise price of the New Option will be treated as long-term capital gain.

We recommend that you read the tax discussion in Section 14 of this Offer to Exchange and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (See Section 9 and Section 14 of "The Offer" below.)

Q23.	Will I receive a new option agreement if I choose to participate in the Offer?

A23.	Yes. All New Options will be subject to a new option agreement between you and Socket Mobile as well as to the terms and conditions of the 2004 Equity Incentive Plan. The current forms of option agreement for grants made under the 2004 Equity Incentive Plan are filed (or incorporated by reference) as exhibits to the Schedule TO filed with the SEC for this Offer and are available on the SEC website at www.sec.gov. (See Section 9 of "The Offer" below.)

Q24.	Are there any conditions to this Offer?

A24.	Yes. The completion of this Offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may nonetheless choose to do so at our discretion. (See Section 2 and Section 7 of "The Offer" below.)

Q25.	If you extend or change the Offer, how will you notify me?

A25.	If we extend or change this Offer, we will issue a press release, e-mail or other form of communication disclosing the extension or change no later than 6:00 a.m., Pacific Time, on the previously scheduled Expiration Date. (See Section 2 and Section 15 of "The Offer" below.)

Q26.	Can I change my mind and withdraw from this Offer?

A26.	Yes. You may change your mind after you have submitted an Election Form and withdraw from the Offer at any time before 5:00 p.m., Pacific Time on the Expiration Date and retain your Eligible Options under their existing terms. If we extend the Expiration Date, you may withdraw your election at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 5:00 p.m., Pacific Time on the Expiration Date. (See Section 5 of "The Offer" below.)

Q27.	How do I change or withdraw my election?

A27.	To change or withdraw your election, you must do the following before the Expiration Date:

	1.	Properly complete and sign a new Election Form.

	2.	Deliver the properly completed and signed Election Form to David W. Dunlap either via facsimile at (510) 933-3104, or by hand delivery to David W. Dunlap at Socket Mobile, Inc., 39700 Eureka Drive, Newark, CA 94560. (See Section 5 of "The Offer" below.)

Q28.	What if I withdraw my election and then decide again that I want to participate in this Offer?

A28.	If you have withdrawn your election to participate and then decide again that you would like to participate in this Offer, you may re-elect to participate by submitting a new properly completed Election Form before the Expiration Date, in accordance with the procedures described in Q&A 27 and Section 4. (See also Q&A 5 and see Section 5 of "The Offer" below.)

Q29.	Are you making any recommendation as to whether I should exchange my Eligible Options?

A29.	No. Neither Socket Mobile, nor any officer, Director, employee or other person associated with us, is making any recommendation as to whether or not you should accept this Offer. We understand that the decision whether or not to exchange your Eligible Options in this Offer may be a challenging one for many employees. Exchanging your options does carry risk (see "Risks of Participating in the Offer" on page 11 for information regarding some of these risks), and there are no guarantees that you would ultimately receive greater value from your New Options than from the Eligible Options you exchanged. As a result, you must make your own decision as to whether or not to participate in this Offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 3 of "The Offer" below.)

Q30.	Who can I talk to if I have questions about the Offer, or if I need additional copies of the Offer documents?

A30.	For additional information or assistance, you should contact David W. Dunlap, our Chief Financial Officer, at:

Socket Mobile, Inc.
39700 Eureka Drive
Newark, CA 94560
(510) 933-3035 (Direct)
(510) 933-3000 (Main)
E-mail: dave@ socketmobile.com
(See Section 10 of "The Offer" below.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including risks related to participating in the Exchange Offer itself and risks related to our business and industry, each as described below. In addition, the risks described below are not the only risks facing Socket Mobile. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, and operating results. The risks described below, as well as the risk factors in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Annual Report on Form 10 K for the fiscal year ended December 31, 2009, each filed with the SEC, highlight the material risks of participating in this Offer. You should carefully consider these risks, and you are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S., as well as the rest of this Offer to Exchange document, for a more in depth discussion of the risks that may apply to you before deciding to participate in the Offer.

This Offer and our SEC reports referred to above include "forward-looking statements." Words such as "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to us are intended to identify these forward-looking statements. In addition, all statements regarding such things as our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are also forward-looking statements. All forward-looking statements are subject to certain risks and uncertainties, including those set forth in this section and other factors described elsewhere in this Offer to Exchange document and the SEC reports above. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements, however, does not extend to forward-looking statements made by us in connection with the Offer. We nonetheless caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B and incorporated by reference, as well as our recently filed Reports on Forms 10-K, 10 Q and 8 K.

Risks Related to Participating in the Offer

New Options issued to you in the Offer to Exchange will be entirely unvested as of the New Option Grant Date and will vest over a prescribed time period. You may not exercise these options until they vest and such vesting requires that you remain in the service of the Company. If your service with the Company terminates for any or no reason, your unvested New Options will expire.

New Options granted to you will be unvested as of the New Option Grant Date and subject to a new vesting schedule. This is true even if your Exchanged Options are already 100% vested. Vesting requires the passage of time and that your services to the Company continue through each vesting date. If you do not remain an employee or other service provider with us through each date your New Options vest, you will not have the right to purchase all the shares subject to those New Options. Instead, the unvested portion of your New Options generally will expire immediately upon your termination. As a result, you may not receive any value from your New Options.

Tax-Related Risks

Employees whose New Options are granted as Incentive Stock Options in this Offer will be required to restart the measurement periods required to be eligible for favorable tax treatment for any new Incentive Stock Options.

In order to receive favorable tax treatment for Incentive Stock Options, the shares subject to the New Option must be held more than two (2) years after the New Option Grant Date and more than one (1) year after you exercise the New Option. Because the New Options will be deemed a completely new grant for purposes of the Incentive Stock Option rules, employees will not receive any credit for the time during which they held their Exchanged Options. As a result, in order for the new Incentive Stock Options to be eligible for favorable U.S. federal tax treatment, you must wait to sell any shares you receive upon exercise of your new Incentive Stock Option until the passage of more than two (2) years from the New Option Grant Date and more than one (1) year after you exercise the New Option. If these holding periods (and all other Incentive Stock Option requirements) are met, the excess of the sale price of the New Option shares over the exercise price of the New Option will be treated as long-term capital gain. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 entitled "Material U.S. Federal Income Tax Consequences."

Note that some of your Exchanged Options that are Incentive Stock Options may be exchanged for New Options that are nonstatutory stock options. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.

Even if they choose not to participate in this Offer, U.S. taxpayer employees may be required to restart the measurement periods required to be eligible for favorable tax treatment for their existing Eligible Options that are Incentive Stock Options.

Generally, your Incentive Stock Option qualifies for favorable tax treatment if you hold the option for more than two (2) years after the grant date and for more than one (1) year after the date of exercise. We do not expect that the Offer will affect the eligibility for favorable tax treatment under U.S. tax laws of any Incentive Stock Options that are not tendered for exchange. Thus, if you do not tender your Eligible Option, the holding periods should continue to be measured from your original option grant date.

The Offer currently is expected to remain open for twenty-nine (29) calendar days. However, if we extend the Offer so that it remains open for thirty (30) or more calendar days, then any Eligible Options that are Incentive Stock Options that you do not exchange will nonetheless be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any shares received upon exercise of those options until more than two (2) years from the date this Offer commenced on June 3, 2010, and more than one (1) year after the date you exercise those options. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 entitled "Material U.S. Federal Income Tax Consequences."

Risks Related to Our Business and Industry

Our ability to continue as a going concern is dependent upon our ability to establish profitable operations and to raise additional capital.

The financial statements in our Annual Report on Form 10-K were prepared on a going concern basis. Our continued operating losses, declines in our working capital balances and our failure to achieve the revenue levels required to maintain compliance with our bank line covenants are conditions that raise doubt about the Company's ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to establish profitable operations and to raise additional financing. We have been taking steps intended to reduce operating losses and achieve profitability including the introduction of new products, continued close support of our distributors and of our application partners as they establish their mobile applications in key vertical markets, and management of our costs. We believe that we will be able to improve our liquidity and secure additional sources of financing by managing our working capital balances, returning to compliance with the bank line covenants as operating results improve, and raising additional capital as needed, including development funding from development partners and the issuance of additional equity securities. Nonetheless, there can be no assurance that we will be successful in achieving any of these steps, and there can be no assurance that additional financing will be available on acceptable terms, if at all, and any such terms may be dilutive to existing stockholders. Our inability to secure and maintain the necessary liquidity would have a material adverse effect on our financial condition and results of operations. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of assets and liabilities that may result from the outcome of this uncertainty.

The global economic financial crisis may continue to have an impact on our business and financial condition in ways that we currently cannot predict, and may further limit our ability to raise additional funds.

The continued credit crisis and related turmoil in the global financial system may continue to have an impact on our business and our financial condition. We may face significant challenges if economic conditions and conditions in the financial markets do not improve or continue to worsen. In particular, should these conditions cause our revenues to be materially less than forecast, we may find it necessary to initiate further reductions in our expenses and defer additional product development programs. In addition, our ability to access the capital markets and raise funds required for our operations may be severely restricted at a time when we would like, or need, to do so, which could have an adverse effect on our ability to meet our current and future funding requirements and on our flexibility to react to changing economic and business conditions.

If we do not maintain compliance with the financial covenants in our bank line, which we are dependent upon as a source of cash for our operations, we may lose our ability to draw upon it and the bank may accelerate our obligation to repay the amounts due.

We are dependent upon our bank line under loan agreements with Silicon Valley Bank as a source of cash to fund our operations. The availability of the bank line is conditioned upon our complying with the terms of the loan agreements, including meeting certain financial covenants. We have failed to meet certain of these financial covenants since April 2009, and most recently we failed to meet the minimum revenue covenant for the quarter ended March 31, 2010. Each time the Company has failed to meet its financial covenants under the bank line, Silicon Valley Bank has agreed to forbear from declaring an event of default on the bank line and has agreed to amend the financial covenants. On May 12, 2010, the bank agreed to waive the events of default and agreed to replace the quarterly minimum revenue requirements with quarterly net income requirements for the remaining quarters of fiscal 2010. The Company also continues to be required to maintain a cash balance of $1 million in accounts at Silicon Valley Bank. Should we continue to fail to meet any of the financial covenants specified in the credit facility agreement as amended, such failure would constitute an event of default under the terms of the credit agreement, and Silicon Valley Bank may among its remedies, declare all obligations under the credit facility immediately due and payable. Should the bank line become unavailable, we may not be able to find alternative sources of financing, and we may not be able to pay our liabilities and expenses when due, which could require us to suspend some or all of our current operations. It could also adversely affect the willingness of our vendors and employees to continue to work with us. As of March 31, 2010, we had $1,466,809 outstanding under the loan agreements, and we had $1,982,524 of unrestricted cash and cash equivalents at the bank. Our ability to meet the minimum revenue targets and maintain a cash balance at the required minimum level for compliance with the financial covenants is dependent on a number of factors, including our ability to (i) achieve sufficient revenues, (ii) manage our expenses, (iii) manage payment terms with our customers and suppliers, and (iv) manage our inventory levels. We can provide no assurance that we will be able to meet the requirements under any of the financial covenants under the loan agreements.

We have a history of operating losses and may not achieve ongoing profitability.

We were unprofitable in the first quarter of 2010. We were profitable in the third quarter of 2009 due to the one time gain on the sale of our serial product line assets. We were unprofitable in each of other three quarters of 2009, unprofitable for fiscal year 2009 as a whole, and unprofitable in each of the quarters in fiscal years 2008, 2007, and 2006. We were profitable in two quarters in 2005, but unprofitable for fiscal year 2005 as a whole. Fiscal year 2004 was the only profitable year in our history, and only to the extent of $288,000. Prior to 2004, we incurred significant operating losses in each financial period since our inception. To achieve ongoing profitability, we must accomplish numerous objectives, including growth in our business and the development of successful new products. We cannot foresee with any certainty whether we will be able to achieve these objectives in the future. Accordingly, we may not generate sufficient net revenue or manage our expenses sufficiently to achieve ongoing profitability. If we cannot achieve ongoing profitability, we will not be able to support our operations from positive cash flows, and we would use our existing cash and bank line of credit to support operating losses. If we are unable to secure the necessary capital to replace that cash, we may need to suspend some or all of our current operations.

We may require additional capital in the future, but that capital may not be available, if at all, on reasonable terms or on terms that would not cause substantial dilution to your stock holdings.

We may incur operating losses in future quarters and would need to raise capital to fund such losses. Our forecasts are highly dependent on factors beyond our control, including market acceptance of our products and deployments by businesses of applications that use our handheld computers and our data collection products. If capital requirements vary materially from those currently planned, we may require additional capital sooner than expected. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to us, if at all.

Our quarterly operating results may fluctuate in future periods, which could cause our stock price to decline.

We expect to experience quarterly fluctuations in operating results in the future. We generally ship orders as received, and as a result we may have little backlog. Quarterly revenues and operating results therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Historically, we have often recognized a substantial portion of our revenue in the last month of the quarter. This subjects us to the risk that even modest delays in orders may adversely affect our quarterly operating results. Our operating results may also fluctuate due to factors such as:

  the demand for our products;
  the size and timing of customer orders;
  unanticipated delays or problems in our introduction of new products and product enhancements;
  the introduction of new products and product enhancements by our competitors;
  the timing of the introduction and deployments of new applications that work with our products;
  changes in the revenues attributable to royalties and engineering development services;
  product mix;
  timing of software enhancements;
  changes in the level of operating expenses;
  competitive conditions in the industry including competitive pressures resulting in lower average selling prices;
  timing of distributors' shipments to their customers; and
  general economic conditions and conditions specific to our customers' industries.

Because we base our staffing and other operating expenses on anticipated revenues, unanticipated declines or delays in the receipt of orders can cause significant variations in operating results from quarter to quarter. As a result of any of the foregoing factors, or a combination, our results of operations in any given quarter may be below the expectations of public market analysts or investors, in which case the market price of our Common Stock would be adversely affected.

If third-parties do not produce and sell innovative products with which our products are compatible, or if our own line of mobile handheld computers is not successful, we may not achieve our sales projections.

Our success has been dependent upon the ability of third-parties in the mobile computer industry to successfully develop products that include or are compatible with our technology and then to sell these products into the marketplace. Even if we are successful in marketing and selling our new line of mobile handheld computers, our ability to generate increased revenue depends significantly on the commercial success of other parties' Windows mobile products, particularly vertical market software applications for use with our handheld computer and peripheral products, and standard Pocket PC handhelds, phone-integrated devices, tablet computers, and other phone-integrated devices, including those from Palm, Nokia, and Blackberry, with which our plug-in and wireless peripherals can be used, and the adoption of these mobile computer devices for business use. A number of manufacturers of handheld computers have reduced the number of handheld products they offer, or curtailed development of future handheld computer products. If manufacturers are unable or choose not to ship new products such as Pocket PC and other Windows mobile devices, or experience difficulties with new product transitions that cause delays in the market as we have experienced in the past three years, or if these products fail to achieve or maintain market acceptance, the number of our potential new customers could be reduced and we may not be able to meet our sales expectations.

If we fail to develop and introduce new products rapidly and successfully, we will not be able to compete effectively, and our ability to generate sufficient revenues will be negatively affected.

The market for our products is prone to rapidly changing technology, evolving industry standards and short product life cycles. If we are unsuccessful at developing and introducing new products and services on a timely basis that include the latest technologies conforming to the newest standards and that are appealing to end users, we will not be able to compete effectively, and our ability to generate significant revenues will be seriously harmed.

The development of new products and services can be very difficult and requires high levels of innovation. The development process is also lengthy and costly. Short product life cycles expose our products to the risk of obsolescence and require frequent new product introductions. We will be unable to introduce new products and services into the market on a timely basis and compete successfully, if we fail to:

  invest significant resources in research and development, sales and marketing, and customer support;
  identify emerging trends, demands and standards in the field of mobile computing products;
  enhance our products by adding additional features;
  maintain superior or competitive performance in our products; and

  anticipate our end users' needs and technological trends accurately.

We cannot be sure that we will have sufficient resources to make adequate investments in research and development or that we will be able to identify trends or make the technological advances necessary to be competitive.

A significant portion of our revenue currently comes from two distributors, and any decrease in revenue from these distributors could harm our business.

A significant portion of our revenue comes from two distributors, Tech Data Corporation and Ingram Micro Inc., which together represented approximately 29% and 35% of our worldwide revenues in the first quarter of 2010 and fiscal year 2009, respectively. We expect that a significant portion of our revenue will continue to depend on sales to Tech Data Corporation and Ingram Micro Inc. Additionally, 18% of our revenue in the first quarter 2010 came from our distributor BlueStar. We do not have long-term commitments from Tech Data Corporation, Ingram Micro Inc. or BlueStar, to carry our products. Each could choose to stop selling some or all of our products at any time, and each of these companies also carries our competitors' products. If we lose our relationship with Tech Data Corporation, Ingram Micro Inc. or BlueStar, we would experience disruption and delays in marketing our products.

If the market for mobile computers experiences delays, or fails to grow, we may not achieve our sales projections.

Substantially all of our peripheral products are designed for use with mobile computers, including handhelds, notebooks, tablets, and handhelds with integrated phones. If the mobile computer industry does not grow, if its growth slows, or if product or operating system changeovers by mobile computer manufacturers and partners cause delays in the market, or if the markets for our mobile handheld computers do not grow, or if the impact of the global economic financial crisis continues, we may not achieve our sales projections.

Our sales will be hurt if the new technologies used in our products do not become widely adopted, or are adopted slower than expected.

Many of our products use new technologies, such as two dimensional bar code scanning and radio frequency identification, which are not yet widely adopted in the market. If these technologies fail to become widespread, or are adopted slower than expected, our sales will suffer.

We could face increased competition in the future, which would adversely affect our financial performance.

The market for mobile handheld computers in which we operate is very competitive. Our future financial performance is contingent on a number of unpredictable factors, including that:

  some of our competitors have greater financial, marketing, and technical resources than we do;
  we periodically face intense price competition, particularly when our competitors have excess inventories and discount their prices to clear their inventories; and
  certain OEMs of personal computers, mobile phones and handheld computers offer products with built-in functions, such as Bluetooth wireless technology, Wi-Fi, or bar code scanning, that compete with our products.

Increased competition could result in price reductions, fewer customer orders, reduced margins, and loss of market share. Our failure to compete successfully against current or future competitors could harm our business, operating results and financial condition.

If we do not correctly anticipate demand for our products, our operating results will suffer.

The demand for our products depends on many factors and is difficult to forecast. We expect that it will become more difficult to forecast demand given current economic conditions, as we introduce and support more products, and as competition in the market for our products intensifies. If demand is lower than forecasted levels, we could have excess production resulting in higher inventories of finished products and components, which could lead to write-downs or write-offs of some or all of the excess inventories, and reductions in our cash balances. Lower than forecasted demand could also result in excess manufacturing capacity at our third-party manufacturers and in our failure to meet minimum purchase commitments, each of which may lower our operating results.

If demand increases beyond forecasted levels, we would have to rapidly increase production at our third-party manufacturers. We depend on suppliers to provide additional volumes of components, and suppliers might not be able to increase production rapidly enough to meet unexpected demand. Even if we were able to procure enough components, our third-party manufacturers might not be able to produce enough of our devices to meet our customer demand. In addition, rapid increases in production levels to meet unanticipated demand could result in higher costs for manufacturing and supply of components and other expenses. These higher costs could lower our profit margins. Further, if production is increased rapidly, manufacturing yields could decline, which may also lower operating results.

We rely primarily on distributors, resellers, vertical industry partners, and OEMs to sell our products, and our sales would suffer if any of these third-parties stops selling our products effectively.

Because we sell our products primarily through distributors, resellers, vertical industry partners, and OEMs, we are subject to risks associated with channel distribution, such as risks related to their inventory levels and support for our products. Our distribution channels may build up inventories in anticipation of growth in their sales. If such growth in their sales does not occur as anticipated, the inventory build up could contribute to higher levels of product returns. The lack of sales by any one significant participant in our distribution channels could result in excess inventories and adversely affect our operating results and working capital liquidity.

Our agreements with distributors, resellers, vertical industry partners, and OEMs are generally nonexclusive and may be terminated on short notice by them without cause. Our distributors, resellers, vertical industry partners, and OEMs are not within our control, are not obligated to purchase products from us, and may offer competitive lines of products simultaneously. Sales growth is contingent in part on our ability to enter into additional distribution relationships and expand our sales channels. We cannot predict whether we will be successful in establishing new distribution relationships, expanding our sales channels or maintaining our existing relationships. A failure to enter into new distribution relationships or to expand our sales channels could adversely impact our ability to grow our sales.

We allow our distribution channels to return a portion of their inventory to us for full credit against other purchases. In addition, in the event we reduce our prices, we credit our distributors for the difference between the purchase price of products remaining in their inventory and our reduced price for such products. Actual returns and price protection may adversely affect future operating results and working capital liquidity by reducing our accounts receivable and increasing our inventory balances, particularly since we seek to continually introduce new and enhanced products and are likely to face increasing price competition.

We depend on alliances and other business relationships with a small number of third-parties, and a disruption in any one of these relationships would hinder our ability to develop and sell our products.

We depend on strategic alliances and business relationships with leading participants in various segments of the communications and mobile handheld computer markets to help us develop and market our products. Our strategic partners may revoke their commitment to our products or services at any time in the future or may develop their own competitive products or services. Accordingly, our strategic relationships may not result in sustained business alliances, successful product or service offerings, or the generation of significant revenues. Failure of one or more of such alliances could result in delay or termination of product development projects, failure to win new customers, or loss of confidence by current or potential customers.

We have devoted significant research and development resources to design activities for Windows Mobile, Windows CE, Windows 7/Vista/XP, RIM Blackberry, and Nokia Symbian for E Series operating systems, and more recently, to develop our own family of mobile handheld computers. Such design activities have diverted financial and personnel resources from other development projects. These design activities are not undertaken pursuant to any agreement under which Microsoft, Research In Motion, or Symbian is obligated to continue the collaboration or to support the products produced from the collaboration. Consequently, these organizations may terminate their collaborations with us for a variety of reasons, including our failure to meet agreed-upon standards or for reasons beyond our control, such as changing market conditions, increased competition, discontinued product lines, and product obsolescence.

Our intellectual property and proprietary rights may be insufficient to protect our competitive position.

Our business depends on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark, trade secret laws, and other restrictions on disclosure to protect our proprietary technologies. We cannot be sure that these measures will provide meaningful protection for our proprietary technologies and processes. We cannot be sure that any patent issued to us will be sufficient to protect our technology. The failure of any patents to provide protection to our technology would make it easier for our competitors to offer similar products. In connection with our participation in the development of various industry standards, we may be required to license certain of our patents to other parties, including our competitors, that develop products based upon the adopted standards.

We also generally enter into confidentiality agreements with our employees, distributors, and strategic partners, and generally control access to our documentation and other proprietary information. Despite these precautions, it may be possible for a third-party to copy or otherwise obtain and use our products, services, or technology without authorization, develop similar technology independently, or design around our patents.

Effective copyright, trademark, and trade secret protection may be unavailable or limited in certain foreign countries. Furthermore, certain of our customers have entered into agreements with us which provide that the customers have the right to use our proprietary technology in the event we default in our contractual obligations, including product supply obligations, and fail to cure the default within a specified period of time.

We may become subject to claims of intellectual property rights infringement, which could result in substantial liability.

In the course of operating our business, we may receive claims of intellectual property infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. Many of our competitors have large intellectual property portfolios, including patents that may cover technologies that are relevant to our business. In addition, many smaller companies, universities, and individuals have obtained or applied for patents in areas of technology that may relate to our business. The industry is moving towards aggressive assertion, licensing, and litigation of patents and other intellectual property rights. In June 2007, we received a letter from Wi-LAN, Inc., claiming that certain of our wireless LAN products infringe on two U.S. and one Canadian patent held by Wi-LAN, Inc. In October 2007, Wi-LAN, Inc. filed patent infringement lawsuits against a number of companies alleging that those companies infringe the two U.S. patents by manufacturing, using, or offering for sale products with wireless capability compliant with the IEEE 802.11 standards. Wi-LAN, Inc. is asking for money damages and a court order barring the sale of products that use the patented technology. We have not been named in the lawsuit, and we do not plan to make any changes to our current business at this time. Nonetheless, we may be added to the lawsuit in the future, and even if we are not, the outcome of this lawsuit may result in future changes to our business, including potential increased costs for those of our products that make use of the related technology.

If we are unable to obtain and maintain licenses on favorable terms for intellectual property rights required for the manufacture, sale, and use of our products, particularly those products which must comply with industry standard protocols and specifications to be commercially viable, our results of operations or financial condition could be adversely impacted.

In addition to disputes relating to the validity or alleged infringement of other parties' rights, we may become involved in disputes relating to our assertion of our own intellectual property rights. Whether we are defending the assertion of intellectual property rights against us or asserting our intellectual property rights against others, intellectual property litigation can be complex, costly, protracted, and highly disruptive to business operations by diverting the attention and energies of management and key technical personnel. Plaintiffs in intellectual property cases often seek injunctive relief, and the measures of damages in intellectual property litigation are complex and often subjective or uncertain. Thus, any adverse determinations in this type of litigation could subject us to significant liabilities and costs.

New industry standards may require us to redesign our products, which could substantially increase our operating expenses.

Standards for the form and functionality of our products are established by standards committees. These independent committees establish standards, which evolve and change over time, for different categories of our products. We must continue to identify and ensure compliance with evolving industry standards so that our products are interoperable and we remain competitive. Unanticipated changes in industry standards could render our products incompatible with products developed by major hardware manufacturers and software developers. Should any major changes, even if anticipated, occur, we would be required to invest significant time and resources to redesign our products to ensure compliance with relevant standards. If our products are not in compliance with prevailing industry standards for a significant period of time, we would miss opportunities to sell our products for use with new hardware components from mobile computer manufacturers and OEMs, thus affecting our business.

Undetected flaws and defects in our products may disrupt product sales and result in expensive and time-consuming remedial action.

Our hardware and software products may contain undetected flaws, which may not be discovered until customers have used the products. From time to time, we may temporarily suspend or delay shipments or divert development resources from other projects to correct a particular product deficiency. Efforts to identify and correct errors and make design changes may be expensive and time consuming. Failure to discover product deficiencies in the future could delay product introductions or shipments, require us to recall previously shipped products to make design modifications, or cause unfavorable publicity, any of which could adversely affect our business and operating results.

The loss of one or more of our senior personnel could harm our existing business.

A number of our officers and senior managers have been employed for fifteen to eighteen years by us, including our President, Executive Vice President, Chief Financial Officer, and Chief Technical Officer. Our future success will depend upon the continued service of key officers and senior managers. Competition for officers and senior managers is intense, and there can be no assurance that we will be able to retain our existing senior personnel. The loss of one or more of our officers or key senior managers could adversely affect our ability to compete.

The expensing of options will continue to reduce our operating results and may continue to cause us to incur net losses such that we may find it necessary to change our business practices to attract and retain employees.

Historically, we have used stock options as a key component of our employee compensation packages. We believe that stock options provide an incentive to our employees to maximize long-term stockholder value and, through the use of vesting, encourage valued employees to remain with us. The expensing of employee stock options adversely affected our net income and earnings per share in the first quarter of 2010 and in each of the quarters in fiscal 2009, will continue to adversely affect future quarters, and will make profitability harder to achieve. In addition, we may decide in response to the effects of expensing stock options on our operating results to reduce the number of stock options granted to employees or to grant options to fewer employees. This could adversely affect our ability to retain existing employees and attract qualified candidates, and also could increase the cash compensation we would have to pay to them.

If we are unable to attract and retain highly skilled sales and marketing and product development personnel, our ability to develop and market new products and product enhancements will be adversely affected.

We believe our ability to achieve increased revenues and to develop successful new products and product enhancements will depend in part upon our ability to attract and retain highly skilled sales and marketing and product development personnel. Our products involve a number of new and evolving technologies, and we frequently need to apply these technologies to the unique requirements of mobile products. Our personnel must be familiar with both the technologies we support and the unique requirements of the products to which our products connect. Competition for such personnel is intense, and we may not be able to attract and retain such key personnel. In addition, our ability to hire and retain such key personnel will depend upon our ability to raise capital or achieve increased revenue levels to fund the costs associated with such key personnel. Failure to attract and retain such key personnel will adversely affect our ability to develop and market new products and product enhancements.

We may not be able to collect revenues from customers who experience financial difficulties.

Our accounts receivable are derived primarily from distributors and OEMs. We perform ongoing credit evaluations of our customers' financial conditions but generally require no collateral from our customers. Reserves are maintained for potential credit losses, and such losses have historically been within such reserves. However, many of our customers may be thinly capitalized and may be prone to failure in adverse market conditions. Although our collection history has been good, from time to time a customer may not pay us because of financial difficulty, bankruptcy or liquidation. The current global financial crisis may have an impact on our customers' ability to pay us in a timely manner, and consequently, we may experience increased difficulty in collecting our accounts receivable, and we may have to increase our reserves in anticipation of increased uncollectible accounts.

We may be unable to manufacture our products, because we are dependent on a limited number of qualified suppliers for our components.

Several of our component parts, including our serial interface chip, our Ethernet chip, our bar code scanning modules, and our new line of mobile handheld computers, are produced by one or a limited number of suppliers. Shortages could occur in these essential components due to an interruption of supply or increased demand in the industry. If we are unable to procure certain component parts, we could be required to reduce our operations while we seek alternative sources for these components, which could have a material adverse effect on our financial results. To the extent that we acquire extra inventory stocks to protect against possible shortages, we would be exposed to additional risks associated with holding inventory, such as obsolescence, excess quantities, or loss.

Our operating results could be harmed by economic, political, regulatory and other risks associated with export sales.

Export sales (sales to customers outside the United States) accounted for approximately 26% and 42% of our revenue in the first quarters of 2010 and fiscal 2009, respectively. Accordingly, our operating results are subject to the risks inherent in export sales, including:

  longer payment cycles;
  unexpected changes in regulatory requirements, import and export restrictions and tariffs;
  difficulties in managing foreign operations;
  the burdens of complying with a variety of foreign laws;
  greater difficulty or delay in accounts receivable collection;
  potentially adverse tax consequences; and
  political and economic instability.

Our export sales are primarily denominated in United States dollars and in Euros for our sales to European distributors. Accordingly, an increase in the value of the United States dollar relative to foreign currencies could make our products more expensive and therefore potentially less competitive in foreign markets. Declines in the value of the Euro relative to the United States dollar may result in foreign currency losses relating to collection of Euro denominated receivables if left unhedged.

Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, and other events beyond our control.

Our corporate headquarters is located near an earthquake fault. The potential impact of a major earthquake on our facilities, infrastructure, and overall business is unknown. Additionally, we may experience electrical power blackouts or natural disasters that could interrupt our business. Should a disaster be widespread, such as a major earthquake, or result in the loss of key personnel, we may not be able to implement our disaster recovery plan in a timely manner. Any losses or damages incurred by us as a result of these events could have a material adverse effect on our business.

Failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

We have evaluated and will continue to evaluate our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires an annual management assessment of the design and effectiveness of our internal control over financial reporting. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

THE OFFER

1. Eligibility.

You are an "Eligible Participant" if you are a U.S. employee, Executive Officer, Director or consultant of Socket Mobile as of the date of this Offer, you hold "Eligible Options", and you remain employed by, a director of or a consultant to Socket Mobile or a successor entity through the Cancellation Date and the New Option Grant Date. Our Executive Officers and Directors are listed on Schedule A of this Offer to Exchange.

To receive a New Option, you must remain employed by, a director of or a consultant to Socket Mobile or a successor entity through the New Option Grant Date. If you do not remain employed by, a director of or a consultant to Socket Mobile or a successor entity through the New Option Grant Date, you will keep your current Eligible Options, and they will be treated in accordance with their existing terms and conditions. If we do not extend the Offer, the New Option Grant Date is expected to be July 1, 2010. If you are a U.S. employee, your employment with Socket Mobile will remain "at will" and can be terminated by you or us at any time, with or without cause or notice. In order to continue to vest in your New Options, you must remain an employee or other service provider through each relevant vesting date.

2. Participation in Exchange; Number of Shares Subject to New Options; Expiration Date.

Subject to the terms and conditions of this Offer, we will accept for exchange certain outstanding, unexercised options granted under the Plans that are held by Eligible Participants and that are properly elected to be exchanged, and are not validly withdrawn, before the Expiration Date. In order to be eligible, options must have been granted prior to January 1, 2009 and continue to be outstanding as of immediately prior to the cancellation of the options under this Offer. For example, if a particular option grant expires after the beginning of the Offering Period, but before the Cancellation Date, that particular option grant is not eligible for exchange.

Participation in this Offer is completely voluntary. You may decide which of your Eligible Options you wish to exchange. If you hold more than one Eligible Option, you may choose to exchange one or more of such Eligible Options without having to exchange all of your Eligible Options. However, if you elect to participate in this Offer, you must exchange the entire outstanding and unexercised portion of any particular Eligible Option that you choose to exchange, including any Eligible Options which are legally, but not beneficially, owned by you. In other words, you must accept the Offer with respect to all the shares subject to each particular Eligible Option. We are not accepting partial tenders of option grants. You may, however, elect to exchange the remaining portion of any Eligible Option that you have already partially exercised.

As a result, you may elect to exchange certain of your Eligible Options, but you must elect to exchange the entire unexercised portion of an Eligible Option or none of the shares for that particular option. For example and except as otherwise described below, if you hold (1) an Eligible Option to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option to purchase 1,000 shares, and (3) an Eligible Option to purchase 2,000 shares, you may elect to exchange:

  The first Eligible Option, covering the entire remaining 300 shares,

  The second Eligible Option, covering 1,000 shares,

  The third Eligible Option, covering 2,000 shares,

  One, two or all three of your three Eligible Options, or

  None of your Eligible Options.

These are your only choices in the above example. You may not elect, for example, to exchange your first Eligible Option with respect to only 150 shares (or any other partial amount) under that option or less than all of the shares under the second or third options.

If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Participant beneficially owns a portion of that Eligible Option, you may accept this Offer with respect to the entire remaining outstanding portion of the Eligible Option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents. Because you are the legal owner of the Eligible Option, Socket Mobile will respect an election properly made by you, but will not be responsible to you or the beneficial owner of the Eligible Option for any errors made by you with respect to such an election.

Eligible Options exchanged for New Options.

Subject to the terms of this Offer and upon our acceptance of your properly tendered options, each Exchanged Option to purchase one (1) share of our Common Stock will be replaced with a New Option to purchase one (1) share of our Common Stock. For purposes of this Offer, the term "New Option" generally refers to an option to purchase one (1) share of our Common Stock. All New Options will be subject to the terms of our 2004 Equity Incentive Plan, and to a new option agreement to be entered into between you and Socket Mobile. The current forms of option agreement under the 2004 Equity Incentive Plan are filed (or incorporated by reference) as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.

The Expiration Date for this Offer will be 5:00 p.m., Pacific Time, on July 1, 2010, unless we extend the Offer. We may, in our discretion, extend the Offer, in which event "Expiration Date" will refer to the latest time and date at which the extended Offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the Offer.

3. Purpose of the Offer.

We believe that this Offer will foster retention of our valuable employees and better align the interests of our employees and non-employee stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentives to our employees. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being "underwater." By making this Offer, we intend to provide Eligible Participants with the opportunity to own New Options that over time may have greater potential to increase in value.

We chose to make this Offer instead of simply granting more options for a number of reasons. We do not have authority to grant a sufficient number of stock options to make grants to employees that would achieve the same anticipated benefits to employees and stockholders that this program does, while allowing us to maintain the flexibility we need to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees. We believe structuring the program in this manner is in the best interests of our employees and stockholders, because it should give incentive to our employees with appropriate stock options, maintain the outstanding stock option overhang, and conserve options for future grants.

Except as otherwise disclosed in this Offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

  Any extraordinary transaction, such as a merger, reorganization or liquidation involving Socket Mobile;

  Any purchase, sale or transfer of a material amount of our assets;

  Any material change in our present dividend rate or policy, or our indebtedness or capitalization, except that we do have a need for additional capital and could elect to raise working capital through the issuance of equity, which is not expected to exceed 20% of our outstanding Common Stock;

  Any change in our present Board of Directors or management, including any change in the number or term of Directors or filling any existing board vacancies or any change in any Executive Officer's material terms of employment;

  Any other material change in our corporate structure or business;

  Our Common Stock being delisted from the Nasdaq Capital Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

  Our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

  The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

  The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

  Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor any of our Board of Directors or Executive Officers makes any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this Offer.

4. Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this Offer is completely voluntary. To participate in this Offer, you must do the following before 5:00 p.m., Pacific Time, on July 1, 2010:

1.	Properly complete and sign a new Election Form.

2.	Deliver the properly completed and signed Election Form to David W. Dunlap either via facsimile at (510) 933-3104, or by hand delivery to David W. Dunlap at Socket Mobile, Inc., 39700 Eureka Drive, Newark, CA 94560. (See Section 5 of "The Offer" below.)

The Expiration Date (and time) will be 5:00 p.m., Pacific Time, on July 1, 2010, unless we extend the Offer.

If you participate in this Offer, you may exchange some or all of your Eligible Options. To help you recall your outstanding Eligible Option grants and give you the information that you need to make an informed decision, we will distribute to you a summary of your outstanding Eligible Options.

Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on July 1, 2010, unless the Offer is extended past that time, in which case your election will become irrevocable after the new Expiration Date. You may change your mind after you have submitted an Election Form and withdraw from the Offer by at any time before the Expiration Date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the Expiration Date.

The delivery of all documents, including Election Forms, is at your risk. Only documents that are complete, signed and actually received by David W. Dunlap by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your Election Form by e-mail or U.S. mail dated or postmarked within two (2) U.S. business days of the receipt of your Election Form. If you have not received an e-mail or letter confirmation, we recommend that you confirm that we have received your Election Form.

This is a one time offer, and we will strictly enforce the Offering Period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine it is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered Eligible Options promptly after the expiration of this Offer.

Our receipt of your Election Form is not by itself an acceptance of your options for exchange. For purposes of this Offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect will be July 1, 2010.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of the documents submitted to accept the Offer for any Eligible Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered Eligible Options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one time offer. We will strictly enforce the Offering Period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of your options for exchange will constitute a binding agreement between Socket Mobile and you upon the terms and subject to the conditions of this Offer.

5. Withdrawal rights and change of election.

You may change your election with respect to your Eligible Options only in accordance with the provisions of this section.

You may change your election with respect to your Eligible Options at any time before the Expiration Date, which is expected to be 5:00 p.m., Pacific Time, on July 1, 2010 unless we extend the Offer. If we extend the Offer, you may change your Eligible Options at any time until the extended Expiration Date.

In addition, although we intend to accept all validly tendered Eligible Options promptly after the expiration of this Offer, if we have not accepted your options by midnight, Pacific Time, on July 27, 2010, you may withdraw your tendered options at any time thereafter.

To validly change or withdraw your election with respect to your Eligible Options, you must properly complete and deliver a new Election Form to David W. Dunlap either via facsimile at (510) 933-3104, or by hand delivery to David W. Dunlap at Socket Mobile, Inc., 39700 Eureka Drive, Newark, CA 94560 before 5:00 p.m., Pacific Time, on July 1, 2010, unless we extend the Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the Expiration Date.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Election Forms. Our determination of these matters will be final and binding.

The delivery of all documents, including Election Forms, is at your risk. Only documents that are complete, signed and actually received by David W. Dunlap by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your Election Form by e-mail or U.S. mail dated or postmarked within two (2) U.S. business days of the receipt of your Election Form. If you have not received an e-mail or letter confirmation, we recommend that you confirm that we have received your Election Form.

6. Acceptance of options for exchange and issuance of New Options.

Upon the terms and conditions of this Offer and promptly following the expiration of this Offer, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration of this Offer. Once the Eligible Options are cancelled, you will no longer have any rights with respect to those Eligible Options. In addition, as discussed in Sections 9 and 14 of this Offer to Exchange, your New Options will be classified as Incentive Stock Options for U.S. tax purposes if replacing Incentive Stock Options (subject to certain limitations prescribed in the U.S. tax code) and your New Options will be classified as nonstatutory stock options for U.S. tax purposes if replacing nonstatutory stock options. Subject to the terms and conditions of this Offer, if your Eligible Options are properly tendered by you for exchange and accepted by us, these Eligible Options will be cancelled as of the Cancellation Date, which we anticipate to be July 1, 2010.

For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the Offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept, promptly after the expiration of this Offer, all properly tendered options that are not validly withdrawn.

We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date to be July 1, 2010. All New Options will be granted under our 2004 Equity Incentive Plan and will be subject to a new option agreement between you and Socket Mobile. The number of New Options you will receive will be equal to the same number of options that you exchange. Shortly after the New Option Grant Date, you will receive your option agreement in accordance with the Company's customary procedures.

Options that we do not accept for exchange will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7. Conditions of the Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e 4(f)(5) under the Exchange Act, if at any time on or after the date this Offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

  There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;

  Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us);

  There will have occurred:

  - any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over the-counter market in the U.S.,

  - the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

- any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,

- in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

- the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this Offer, or

- if any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer;

  A tender or exchange offer, other than this Offer to Exchange by us, for some or all of our shares of outstanding Common Stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

  - any person, entity or "group" within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of Common Stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this Offer,

  - any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional Common Stock constituting more than 1% of our outstanding shares, or

  - any new group will have been formed that beneficially owns more than 5% of our outstanding shares of Common Stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this Offer or with such acceptance for exchange of Eligible Options;

  There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer, other than as contemplated as of the commencement date of this Offer (as described in Section 12 of this Offer to Exchange);

  Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

  Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us); or

  Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the Nasdaq Capital Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Socket Mobile that have resulted, or may result in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us).

If any of the above events occur, we may:

  Terminate this Offer and promptly return all tendered Eligible Options to tendering holders;

  Complete and/or extend this Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Offer to Exchange expires;

  Amend the terms of this Offer; or

  Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Offer is open, complete this Offer.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price range of shares underlying the options.

The Socket Mobile Common Stock that underlies your options is traded on the Nasdaq Capital Market under the symbol "SCKT." The following table shows, for the periods indicated, the high and low closing sales price per share of our Common Stock as reported by the Nasdaq Capital Market.

	High	Low
Fiscal Year Ended December 31, 2008
1st Quarter	$8.90	$4.30
2nd Quarter	$9.00	$5.10
3rd Quarter	$7.50	$4.20
4th Quarter	$7.50	$0.50
Fiscal Year Ended December 31, 2009
1st Quarter	$3.79	$1.32
2nd Quarter	$3.98	$1.80
3rd Quarter	$3.49	$2.25
4th Quarter	$3.65	$2.31
Fiscal Year Ended December 31, 2010
1st Quarter	$5.44	$2.50
2nd Quarter (through June 1, 2010)	$3.40	$2.55

On June 1, 2010, the last reported sale price of our Common Stock, as reported by the Nasdaq Capital Market, was $2.74 per share.

You should evaluate current market quotes for our Common Stock, among other factors, before deciding whether or not to accept this Offer.

9. Source and amount of consideration; terms of New Options.

Consideration.

We will issue New Options in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this Offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive an equal number of New Options. New Options will be unvested as of the New Option Grant Date and will be subject to a new vesting schedule of at least an additional twenty-four (24) months of vesting (or more in the case of certain unvested Eligible Options) as described below under "Vesting and Exercisability."

If we receive and accept tenders from Eligible Participants of all options eligible to be tendered, subject to the terms and conditions of this Offer, we will grant New Options to purchase a total of 708,090 shares of our Common Stock, or 53.5% of all options outstanding, in exchange for an equal number of Eligible Options.

General terms of New Options.

New Options will be granted under our 2004 Equity Incentive Plan. All New Options will be subject to the terms of the 2004 Equity Incentive Plan and to a new option agreement between you and Socket Mobile. The terms and conditions of the New Options may differ from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, the New Options will be entirely unvested as of the New Option Grant Date and will be subject to a new vesting schedule based on the remaining vesting period of each of your Exchanged Options, regardless of whether your Exchanged Options were wholly or partially vested, as described below under "Vesting and Exercisability."

The New Options will generally be of the same type (for U.S. tax purposes) as the Eligible Options you tender for exchange. If the Eligible Option you tender for exchange is a nonstatutory stock option, the New Option you receive in its place will likewise be a nonstatutory stock option. If the Eligible Option you tender for exchange is an Incentive Stock Option, the New Option you receive in its place will likewise be an Incentive Stock Option to the maximum extent permitted by law. Note, however, that to the extent that the aggregate fair market value (determined as of the New Option Grant Date) of the shares of our Common Stock subject to your Incentive Stock Options that become exercisable during any calendar year exceeds $100,000, such excess portion will not constitute an Incentive Stock Option and will instead be treated as a nonstatutory stock option. If the New Option you receive is an Incentive Stock Option, you will be required to restart the measurement periods required to be eligible for favorable treatment for the New Option.

The following description summarizes the material terms of our 2004 Equity Incentive Plan, our 1999 Nonstatutory Stock Option Plan (the "1999 Plan") and our Amended and Restated 1995 Stock Plan (the "1995 Plan"). Our statements in this Offer to Exchange concerning the Plans and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the applicable Plans, and the forms of option agreement for grants made under the Plan. The 2004 Equity Incentive Plan and form of option agreement thereunder are filed (or incorporated by reference) as exhibits to the Schedule TO with which this Offer has been filed and are available on the SEC website at www.sec.gov. Please contact us at Socket Mobile, Inc., 39700 Eureka Drive, Newark, CA 94560, Attention: David W. Dunlap (telephone: (510) 933-3035), to receive a copy of the 2004 Equity Incentive Plan, and the relevant form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Plans

2004 Equity Incentive Plan. Our 2004 Equity Incentive Plan permits the granting of Incentive Stock Options, nonstatutory stock options, restricted stock, stock appreciation rights, performance units and performance shares to employees (including Executive Officers), directors and consultants of the Company. As of June 1, 2010, the maximum number of common shares subject to options currently outstanding under the 2004 Equity Incentive Plan was approximately 967,631 shares. As of June 1, 2010, the maximum number of shares available for future issuance under the 2004 Equity Incentive Plan was 107,896 shares. The 2004 Equity Incentive Plan is administered by the compensation committee of our Board of Directors, which we refer to as the administrator. Subject to the other provisions of the 2004 Equity Incentive Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule. The exercise price of an option granted under the 2004 Equity Incentive Plan generally is determined by the administrator; provided, however, that the exercise price of an option shall in no event be less than 100% of the fair market value of a share of our Common Stock on the date of grant. The vesting applicable to an option granted under the 2004 Equity Incentive Plan generally is determined by the administrator in accordance with the terms of the 2004 Equity Incentive Plan. Options granted under the 2004 Equity Incentive Plan expire ten (10) years after the date of grant.

1999 Nonstatutory Stock Option Plan. Our 1999 Plan expired on June 16, 2009, and no awards have been granted or will be granted under the 1999 Plan since its expiration. However, the 1999 Plan will continue to govern the options granted under it. The 1999 Plan permitted the granting of nonstatutory stock options to employees (including Executive Officers), directors and consultants of the Company. The terms of the 1999 Plan are similar to the 2004 Equity Incentive Plan, except that only nonstatutory stock options may be granted under the 1999 Plan. As of June 1, 2010, the maximum number of common shares subject to options currently outstanding under the 1999 Plan was approximately 54,175 shares.

Amended and Restated 1995 Stock Plan. Our 1995 Plan expired on April 28, 2005, and no awards have been granted or will be granted under the 1995 Plan since its expiration. However, the 1995 Plan will continue to govern the awards granted under it. The 1995 Plan permitted the granting of Incentive Stock Options, nonstatutory stock options and restricted stock to employees (including Executive Officers), directors and consultants of the Company. The terms of the 1995 Plan are similar to the 2004 Equity Incentive Plan, except that only Incentive Stock Options, nonstatutory stock options and restricted stock may be granted under the 1995 Plan. As of June 1, 2010, the maximum number of common shares subject to options currently outstanding under the 1995 Plan was approximately 301,345 shares.

Exercise price.

The exercise price of an option granted under the 2004 Equity Incentive Plan generally is determined by the administrator; provided, however, that the exercise price of an option shall in no event be less than 100% of the fair market value of a share of our Common Stock on the date of grant.

Vesting and Exercisability.

The vesting applicable to an option granted under the 2004 Equity Incentive Plan generally is determined by the administrator in accordance with the terms of the 2004 Equity Incentive Plan. The New Options will be unvested as of the New Option Grant Date and will be subject to a new vesting schedule based on the remaining vesting period of each of your Exchanged Options, regardless of whether your Exchanged Options were wholly or partially vested. If your Exchanged Option is fully vested on the Cancellation Date, your New Option will be subject to an additional twenty-four (24) months of vesting. If your Exchanged Option is not fully vested as of the Cancellation Date, your New Option will be subject to an additional number of months of vesting equal to the longer of (x) two (2) years from the New Option Grant Date or (y) the period commencing on the New Option Grant Date and ending on the date one (1) year after the original vesting completion date of the Exchanged Option. If an Exchanged Option is fully vested on the Cancellation Date, or your New Option is subject to the additional number of months of vesting pursuant to (x) above, then your New Option will vest in equal monthly installments on the same day of each month as the New Option Grant Date, subject to your continued service to Socket Mobile through each relevant vesting date. If an Exchanged Option is not fully vested on the Cancellation Date and your New Option is subject to the additional number of months of vesting pursuant to (y) above, then your New Option will vest on the same day of each month as the original vesting completion date, subject to your continued service to Socket Mobile through each relevant vesting date. As a result, if your service with us terminates (for any reason or no reason) before your New Options are fully vested, the unvested portion of your New Options will expire, and you will not be able to exercise that portion of your New Options.

Vesting and Exercisability Examples:

Assuming the Offer to Exchange expires and New Options are granted on July 1, 2010:

  If your Exchanged Option was fully vested as of the Cancellation Date of July 1, 2010, then, your New Option will be entirely unvested upon grant and will vest in twenty-four (24) equal monthly installments on the first day of each month thereafter rounded to the nearest whole share, such that your New Option will be fully vested on July 1, 2012, subject to your continued service to Socket Mobile through each vesting date.

  If your Exchanged Option was only partially vested as of the Cancellation Date and would not be fully vested until, for example, February 26, 2011 (i.e., the original vesting completion date), then, your New Option will be entirely unvested on upon grant and will vest in twenty-four (24) equal monthly installments on the first day of each month thereafter, rounded to the nearest whole share, such that your New Option will be fully vested on July 1, 2012, subject to your continued service to Socket Mobile through each vesting date. (This period is the longer of (x) two (2) years from the New Option Grant Date (i.e., July 1, 2012) and (y) the period commencing on the New Option Grant Date and ending on the date one (1) year after the original vesting completion date of the Exchanged Option (i.e., February 26, 2012).)

  If your Exchanged Option was only partially vested as of the Cancellation Date and would not be fully vested until, for example, November 3, 2012 (i.e., the original vesting completion date), then, your New Option will be entirely unvested upon grant and will vest in equal monthly installments on the third of each month thereafter, rounded to the nearest whole share, such that your New Option will be fully vested on November 3, 2013, subject to your continued service to Socket Mobile through each vesting date. (This period is the longer of (x) two (2) years from the New Option Grant Date (i.e., July 1, 2012) and (y) the period commencing on the New Option Grant Date and ending on the date one (1) year after the original vesting completion date of the Exchanged Option (i.e., November 3, 2013).)

Adjustments upon certain events.

Events occurring before the New Option Grant Date. Although we are not anticipating any merger or acquisition of Socket Mobile, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the Offer, you may choose to withdraw any options which you tendered for exchange, and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Socket Mobile is acquired prior to the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no New Options in exchange for them. If Socket Mobile is acquired prior to the expiration of the Offer but does not withdraw the Offer, we (or the successor entity) will notify you of any material changes to the terms of the Offer or the New Options, including any adjustments to the exercise price and number of shares that will be subject to the New Options.

Under such circumstances, the type of security and the number of shares covered by your New Options would be adjusted based on the consideration per share given to holders of our Common Stock in connection with the acquisition. As a result of this adjustment, you may receive New Options covering more or fewer shares of the acquiror's Common Stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the New Options if no acquisition had occurred.

If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the New Option Grant Date means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any New Options or other benefit for your tendered options.

Events occurring after the New Option Grant Date. In the event that any dividend or other distribution (whether in the form of cash, shares of our Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our Common Stock or other securities of Socket Mobile, or other change in our corporate structure affecting the shares of our Common Stock occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2004 Equity Incentive Plan, shall appropriately adjust the number and class of shares that may be delivered under the 2004 Equity Incentive Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits of the 2004 Equity Incentive Plan.

If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation.

Our 2004 Equity Incentive Plan provides that in the event of merger or change in control of Socket Mobile as described in the 2004 Equity Incentive Plan, each outstanding award will be assumed or equivalent awards will be substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the award, then vesting will accelerate as to all of the shares of Common Stock subject to such award, and with respect to options, the administrator will notify the holder that the option will be fully vested and exercisable for a period of time determined by the administrator, and will terminate upon expiration of such period.

Our 1999 Plan provides that, in the event of a transaction described in the 1999 Plan, such as a merger of Socket Mobile or a sale of substantially all our assets, each outstanding option will be assumed or equivalent options will be substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the option, then vesting will accelerate as to all of the shares of Common Stock subject to such option, and the administrator will notify the holder that the option will be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and will terminate upon expiration of such period.

Our 1995 Plan provides that in the event of merger of Socket Mobile, each outstanding award may be assumed or equivalent awards may be substituted by the successor corporation or a parent or subsidiary of the successor corporation. Unlike our 2004 Equity Incentive Plan and 1999 Plan, in such event, if an award is not assumed or substituted, the vesting of such award does not automatically accelerate, but will terminate as of the date of the closing of the merger.

Transferability of options.

Options generally may not be transferred, other than by will or through a beneficiary designation as permitted under local law, and only you may exercise your option.

Registration of shares underlying New Options.

All of the shares of Socket Mobile Common Stock issuable upon exercise of New Options have been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") on registration statements on Form S 8 filed with the SEC. Unless you are an employee who is considered an affiliate of Socket Mobile for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your New Options free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences.

If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New Options and Exchanged Options, as well as the consequences of accepting or rejecting this Offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10. Information concerning Socket Mobile.

Our principal executive offices are located at 39700 Eureka Drive, Newark, CA 94560, and our telephone number is (510) 933-3000. Questions regarding this option exchange should be directed to David W. Dunlap at Socket Mobile at (510) 933-3035.

The Company offers a family of handheld computers and an extensive portfolio of AIDC data collection peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. A more complete description of our business is included in Part 1, Item 1 titled "Business" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The financial information included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Annual Report on Form 10 K for the fiscal year ended December 31, 2009 is incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, "Additional Information," for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $1.19 on March 31, 2010 (calculated using the book value as of March 31, 2010, divided by the number of outstanding shares of our Common Stock as of March 31, 2010).

We had net losses for the years ended December 31, 2009 and December 31, 2008, and for the three months ended March 31, 2010 and March 31, 2009; therefore, the calculation of our ratio of earnings to fixed charges for such periods is not applicable.

11. Interests of Directors and Executive Officers; transactions and arrangements concerning the options.

A list of our Directors and Executive Officers is attached to this Offer to Exchange as Schedule A. As of June 1, 2010, our Executive Officers and Directors (12 persons) as a group held options unexercised and outstanding under our Plans to purchase a total of 723,421 of our common shares, which represented approximately 54.7% of the shares subject to all options outstanding under our Plans as of that date. Of these options, a total of 433,850 shares, or 32.8% of the shares subject to all options outstanding under our Plans as of that date are Eligible Options held by our Executive Officers.

The following tables below set forth the beneficial ownership of each of our Executive Officers and Directors of options under the Plans outstanding as of June 1, 2010. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our Common Stock under the Socket Mobile, Inc. 2004 Equity Incentive Plan, the 1999 Nonstatutory Stock Option Plan, and the 1995 Stock Plan, which was 1,323,151 shares as of June 1, 2010.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under our Plans	Percentage of Total Outstanding Options Under our Plans
Kevin J. Mills	Director, President & CEO	128,885	9.7%
Micheal L. Gifford	Director, Executive VP	83,856	6.3%
David W. Dunlap	Chief Financial Officer	81,930	6.2%
Leonard L. Ott	Chief Technical Officer	78,125	5.9%
Tim I. Miller	VP Operations and Engineering	68,225	5.2%
Charlie Bass	Director	60,250	4.6%
Charles Furedy	Sr. VP Worldwide Sales	55,500	4.2%
Lee A. Baillif	VP and Controller	52,400	4.0%
Leon Malmed	Director	50,250	3.8%
Peter Sealey	Director	36,000	2.7%
Thomas O. Miller	Director	21,000	1.6%
Charles C. Emery, Jr.	Director	7,000	0.5%
Totals		723,421	54.7%
__________________________

Included in the above totals were grants made to our independent directors at the first board meeting following their election by the stockholders at the annual meeting of stockholders on April 29, 2010 as has been the customary practice of the Board. Grants made on April 29, 2010 were as follows:

Name	Position	Number of Shares
Charlie Bass	Director	10,000
Leon Malmed	Director	8,000
Peter Sealey	Director	6,000
Thomas O. Miller	Director	5,000
Charles C. Emery, Jr.	Director	7,000

Also included in the above totals were annual grants made to our officers on June 1, 2010 as follows:

Name	Position	Number of Shares
Kevin J. Mills	Director, President and CEO	10,000
Micheal L. Gifford	Director, Executive VP	7,500
David W. Dunlap	Chief Financial Officer	7,500
Leonard L. Ott	Chief Technical Officer	7,500
Tim I. Miller	VP Operations and Engineering	12,500
Charles Furedy	Sr. VP Worldwide Sales	7,500
Lee A. Baillif	VP and Controller	12,500

Except as described above, none of our Directors or Executive Officers were engaged in transactions involving options to purchase our Common Stock under our Plans, or in transactions involving our Common Stock during the past sixty (60) days before and including June 3, 2010.

12. Status of options acquired by us in the Offer; accounting consequences of the Offer.

Options that we acquire through the Offer will be cancelled. The options acquired from the 1995 Plan and the 2004 Equity Incentive Plan will be returned to the pool of options available for grant under the 2004 Equity Incentive Plan from which the New Options will be granted. The options acquired from the 1999 Plan will be replaced from options currently available for grant from the 2004 Equity Incentive Plan pool. The maximum number of shares that are eligible for exchange from the 1999 Plan is 54,175 shares.

Pursuant to the accounting standards in effect under Accounting Standards Codification 718, Stock Compensation (formerly SFAS 123(R)), we will be required to recognize additional compensation expense to the extent the New Options have a greater value than the Exchanged Options they replace. Such expense will be recognized over the New Options vesting period.

13. Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approvals or notice filings or other actions be required, we presently contemplate that we will seek such approvals, make such filings or take such other actions. However, we cannot assure you that we will seek such approvals, make such filings or take such other actions or that any such approvals, filings or other actions, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approvals, to make such filings or take any other actions would result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting New Options or required to obtain a license or regulatory permit or make any other filing before granting New Options on the New Option Grant Date, we will not grant any New Options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the New Option Grant Date we will not grant any New Options, and you will not receive any other benefit for the options you tendered.

14. Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the Offer for those Eligible Participants subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each Eligible Participant will depend upon his or her individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state, and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

New Options.

All Eligible Participants whose outstanding Eligible Options are exchanged for New Options under the Offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

The New Options will generally be of the same type (for U.S. tax purposes) as the Eligible Options you tender for exchange. If the Eligible Option you tender for exchange is a nonstatutory stock option, the New Option you receive in its place will likewise be a nonstatutory stock option. If the Eligible Option you tender for exchange is an Incentive Stock Option, the New Option you receive in its place will likewise be an Incentive Stock Option to the maximum extent permitted by law. Note, however, that to the extent that the aggregate fair market value (determined as of the New Option Grant Date) of the shares of our Common Stock subject to your Incentive Stock Options that become exercisable during any calendar year exceeds $100,000, such excess portion will not constitute an Incentive Stock Option and will instead be treated as a nonstatutory stock option.

You should also note that in order to receive favorable tax treatment for Incentive Stock Options, the shares subject to the New Option must be held more than two (2) years after the New Option Grant Date and more than one (1) year after you exercise the New Option. Because the New Options will be deemed a completely new grant for purposes of the Incentive Stock Option rules, employees will not receive any credit for the time during which they held their Exchanged Options. As a result, in order for the new Incentive Stock Options to be eligible for favorable U.S. federal tax treatment, you must wait to sell any shares you receive upon exercise of your new Incentive Stock Option until the passage of more than two (2) years from the New Option Grant Date and more than one (1) year after you exercise the New Option. If these holding periods (and all other Incentive Stock Option requirements) are met, the excess of the sale price of the New Option shares over the exercise price of the New Option will be treated as long-term capital gain.

This Offer is currently expected to remain open for twenty-nine (29) calendar days. If we extend this Offer such that it is open for thirty (30) or more calendar days, Eligible Options that are Incentive Stock Options held by U.S. employees who do not participate in this Offer will be considered to have been modified. The commencement date of the Offer (June 3, 2010) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the Incentive Stock Options. As a result, in order to receive favorable tax treatment with respect to any such Incentive Stock Option, you must not dispose of any shares acquired with respect to the Incentive Stock Option until the passage of more than two (2) years from the date this Offer commenced (June 3, 2010) (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option. If these holding periods (and all other Incentive Stock Option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please see the information below.

Incentive Stock Options.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an Incentive Stock Option. In addition, an option holder generally will not realize taxable income upon the exercise of an Incentive Stock Option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three (3) months after the option holder's termination of employment, the option ceases to be treated as an Incentive Stock Option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an Incentive Stock Option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

  more than two (2) years after the date the Incentive Stock Option was granted; and

  more than one (1) year after the date the Incentive Stock Option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be treated as ordinary income to the option holder at the time of the disposition. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the option holder has held the shares for more than one (1) year.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an Incentive Stock Option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of ordinary income taxable to the option holder.

Nonstatutory stock options.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the nonstatutory stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

15. Extension of Offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled Expiration Date.

We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e 4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer. As a reminder, if a particular option grant expires after the beginning of the Offering Period, but before the Cancellation Date, that particular option grant is not eligible for exchange. Therefore, if we extend the Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Offer expires after such originally scheduled Expiration Date, but before the actual Expiration Date under the extended Offer, that option would not be eligible for exchange.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this Offer or the consideration being offered by us for the Eligible Options in this Offer, the Offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Offer period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16. Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this Offer.

17. Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 17, 2010;

2.	Our Annual Report on Form 10 K for our fiscal year ended December 31, 2009, filed with the SEC on April 1, 2010;

3.	Our Current Reports on Form 8-K, as filed with the SEC on May 11, 2010, May 6, 2010, May 5, 2010, April 27, 2010, March 8, 2010, February 18, 2010 and February 4, 2010.

4.	Our definitive Proxy Statement on Schedule 14A for our 2010 annual meeting of stockholders, filed with the SEC on April 1, 2010; and

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1 800 SEC 0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Socket Mobile, Inc., 39700 Eureka Drive, Newark, CA 94560, Attention: David W. Dunlap or telephoning David W. Dunlap at (510) 933-3035.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer.

18. Financial statements.

The financial information included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our annual income statements and balance sheets for the five years ended December 31, 2009 and our quarterly income statements for the nine quarters ended March 31, 2010 as reported on Form 10-K for the year ended December 31, 2009 and on Form 10-Q for the fiscal quarter ended March 31, 2010. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19. Miscellaneous.

We are not aware of any jurisdiction in which the Offer is made where the making of the Offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the Offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the Offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Socket Mobile, Inc.
June 3, 2010

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF SOCKET MOBILE, INC.

___________________________________________________________________________________________________________________________________________________

The Executive Officers and Directors of Socket Mobile, Inc. are set forth in the following table:

Name	Position and Offices Held
Kevin J. Mills	Director, President & CEO
Micheal L. Gifford	Director, Executive VP
David W. Dunlap	Chief Financial Officer
Leonard L. Ott	Chief Technical Officer
Tim I. Miller	VP Operations and Engineering
Charlie Bass	Director
Charles Furedy	Sr. VP Worldwide Sales
Lee A. Baillif	VP and Controller
Leon Malmed	Director
Peter Sealey	Director
Thomas O. Miller	Director
Charles C. Emery, Jr.	Director

The address of each Executive Officer and Director is: c/o Socket Mobile, Inc., 39700 Eureka Drive, Newark, CA 94560.

A-1

SCHEDULE B

FINANCIAL STATEMENTS
OF SOCKET MOBILE, INC.

___________________________________________________________________________________________________________________________________________________

Selected Financial Data

The table set forth below contains certain consolidated financial data for each of our last five fiscal years. This data should be read in conjunction with the detailed information, financial statements and related notes, as well as Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our annual financial statements on Form 10-K and our quarterly financial statements on Form 10-Q incorporated by reference herein. You may obtain copies of these financial statements by contacting David W. Dunlap at Socket Mobile, Inc., 39700 Eureka Drive, Newark, CA 94560, telephone: (510) 933-3035; email: dave@socketmobile.com.

	Years Ended December 31
(Amounts in thousands except per share)	2005	2006	2007	2008	2009(c)
Income Statement Data:
Revenue	$25,034	$24,981	$24,118	$26,557	$17,127
Gross profit	$12,589	$12,191	$11,873	$12,390	$7,374
Operating expenses	$12,843	$15,120	$15,261	$15,074	$15,702	(	a)
Net loss applicable to common stockholders	$(215)	$(2,923)	$(3,340)	$(2,765)	$(7,889)	(	a)(c)
Net loss per share applicable to common stockholders (b)	$(0.07)	$(0.93)	$(1.04)	$(0.86)	$(2.21)
Weighted average shares outstanding: (b) Basic and diluted	3,018	3,145	3,193	3,219	3,562

(a) On January 1, 2006, the Company began accounting for share-based awards to employees, including grants of employee stock options, in its financial statements based on the fair values of the share-based awards. In 2009 and 2008, operating expenses and the net loss applicable to common stockholders includes stock compensation expense of $0.6 million and $0.7 million, respectively. In 2007, operating expenses and the net loss applicable to common stockholders includes stock compensation expense of $0.9 million and $1.0 million, respectively.

(b) Shares used in per share calculations of basic and diluted net loss per share reflect a one-for-ten reverse stock split effected by the Company on October 23, 2008. Net income and loss per share for the periods presented prior to the reverse split have been retroactively restated. See "Financial Statements Note 8 - Reverse Stock Split" for additional information in Form 10-K for the year ended December 31, 2009.

(c) Amounts for 2009 include goodwill impairment charges of $5.4 million recorded as of December 31, 2009. Additional information regarding goodwill impairment is contained in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and in "Financial Statements Note 1 - Summary of Significant Accounting Policies." in Form 10-K for the year ended December 31, 2009.

	At December 31,
	2005		2006		2007		2008		2009
Balance Sheet Data:
Total assets (d)	$23,635		$22,787		$21,974		$19,757		$11,743
Bank line of credit	$2,309		$2,213		$2,622		$1,006		$1,002
Capital leases and deferred rent - long term portion	$8	$	---		$140		$110		$97
Preferred stock	$1	$	---	$	---	$	---	$	---
Total stockholders' equity	$16,814		$15,751		$13,534		$11,674		$5,388
Dividends and preferred stock accretion	$48		$11	$	---	$	---	$	---

(d) Amounts for 2009 include a write down due to goodwill impairment charges of $5.4 million recorded as of December 31, 2009. Additional information regarding goodwill impairment is contained in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and in "Financial Statements Note 1 - Summary of Significant Accounting Policies." in Form 10-K for the year ended December 31, 2009.

Quarterly Results of Operations

The following table sets forth our unaudited quarterly consolidated statement of operations data for each of the nine quarters ended March 31, 2010. In management's opinion, the data has been prepared on the same basis as the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, and reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

(Summary Quarterly Data Table follows on next page)

	Quarter Ended
(amounts in thousands, except per share amounts)	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,
	2008	2008	2008	2008	2009	2009	2009	2009	2010
Summary Quarterly Data:
Revenue	$6,170	$7,493	$8,018	$4,876	$4,772	$4,143	$4,574	$3,638	$3,807
Cost of revenue	3,152	3,855	4,353	2,807	2,547	2,428	2,508	2,270	2,202
Gross profit	3,018	3,638	3,665	2,069	2,225	1,715	2,066	1,368	1,605
Operating expenses:
Research and development	1,187	1,145	1,101	1,063	776	727	664	683	681
Sales and marketing	1,943	1,966	1,972	1,896	1,414	1,309	1,208	1,237	1,239
General and administrative	806	622	610	635	642	549	504	541	661
Amortization of intangibles	32	32	32	32	32	15	15	15	15
Impairment charges	---	---	---	---	---	---	---	5,371	---
Total operating expenses	3,968	3,765	3,715	3,626	2,864	2,600	2,391	7,847	2,596
Gain on sale of assets	---	---	---	---	---	---	450	---	---
Interest income (expense), net	(1)	(14)	(22)	(12)	(65)	(52)	(68)	(40)	(48)
Deferred tax expense (benefit)	8	8	8	8	8	8	8	(238)	---
Net income (loss)	$(959)	$(149)	$(80)	$(1,577)	$(712)	$(945)	$49	$(6,281)	$(1,039)
Basic and diluted net income (loss) per share *	$(0.30)	$(0.05)	$(0.02)	$(0.49)	$(0.22)	$(0.27)	$0.01	$(1.66)	$(0.27)

* Note: The Company effected a one-for-ten reverse stock split on October 23, 2008. The basic and diluted net loss per share amounts in the above table for the three quarters in 2008 prior to the reverse split have been restated to reflect the effects of the reverse split. See "Note 8 - Reverse Stock Split" for additional information.